CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Pre-Effective Amendment No. 1 to the registration statement on Form S-6 (the "Registration Statement") of our report dated March 19, 1999, relating to the financial statements of Pruco Life of New Jersey Variable Appreciable Account, which appears in such Prospectus.

We also consent to the use in the Prospectus constituting part of this Registration Statement of our report dated February 26, 1999, relating to the financial statements of Pruco Life Insurance Company of New Jersey, which appears in such Prospectus.

We also consent to the reference to us under the heading "Experts" in the Prospectus.

PricewaterhouseCoopers LLP


New York, New York
November 2, 1999